Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

For Further Information Contact

American Community Bancshares, Inc.

Mr. Randy P. Helton, President and CEO

Phone: 704-225-8444

American Community Bancshares, Inc. Announces

Results for the Quarter Ended MARCH 31, 2008 AND DECLARES SECOND QUARTER

DIVIDEND OF $0.05 PER SHARE

April 23, 2008. Charlotte, North Carolina: American Community Bancshares, Inc. (Nasdaq: ACBA), the holding company for American Community Bank, announced unaudited earnings decreased for the three months ended March 31, 2008 as compared to unaudited earnings for the same period of 2007. Unaudited earnings as of March 31, 2008 were $991,000, a decrease of $296,000 or 23.0% from unaudited earnings at March 31, 2007. Unaudited net interest income for the quarter decreased to $4.3 million from $4.8 million for the same period in 2007, a decrease of $483,000 or 10.1%.

Net interest margin is interest income earned on loans, securities and other earning assets, less interest expense paid on deposits and borrowings, expressed as a percentage of total average earning assets. The net interest margin for the quarter ended March 31, 2008 was 3.76% compared to 4.38% for the same quarter in 2007. The decrease in net interest margin is primarily a result of deposit and borrowings costs decreasing more slowly than the yield on earning assets. The Federal Open Market Committee (FOMC) decreased short-term rates seven times for a total of 300 basis points beginning September 18, 2007 and ending March 18, 2008. Since the majority of our loans float with the prime lending rate, the yield on our loans decreased immediately as the FOMC lowered rates. Due to the longer term maturity structure of our deposits and borrowings, the costs of those liabilities were slower to decrease.

The Company reported unaudited non-interest income of $1.0 million for the quarter ended March 31, 2008, an increase of approximately 26.3% over the comparable period in 2007. In addition, operating expenses decreased $30,000 or less than 1.0% to $3.4 million for the quarter ended March 31, 2008.

Total assets as of March 31, 2008 were $524.2 million, compared to $489.0 million at March 31, 2007, an increase of $35.2 million or 7.2%. The Company also experienced similar growth in loans and deposits. Total loans were $405.0 million, an increase of $29.6 million or 7.9%, over the $375.4 million reported at March 31, 2007. Total deposits were $411.1 million, an increase of $15.1 million or 3.8% over first quarter 2007 deposits of $396.0 million.

The Company’s provision for loan losses for the quarter ended March 31, 2008 was $425,000, representing a $242,000 or 132.2% increase from the $183,000 recorded for the quarter ended March 31, 2007. The increase in the provision was a combination of growth in the loan portfolio and an increase in non-performing loans and leases by a total of $906,000 or 59.3% from $1.5 million at March 31, 2007 to $2.4 million at March 31, 2008. Gross loans grew $12.0 million for the three months ended March 31, 2008 compared to the $5.0 million growth for the three months ended March 31, 2007. While the Bank is in one of the stronger markets in the Southeast, the Bank continues to take a conservative approach to lending in view of the softening economy.

The Company is also pleased to announce the Board of Directors declared a quarterly cash dividend for the second quarter of 2008 of $0.05 per share. The dividend will be paid on June 2, 2008 to shareholders of record on May 23, 2008.

American Community Bancshares, headquartered in Charlotte, NC is the holding company for American Community Bank. American Community Bank is a full service community bank, headquartered in Monroe, NC with nine North Carolina offices located in the fast growing Union and Mecklenburg counties and four South Carolina offices located in York and Cherokee counties. The Bank provides a wide assortment of traditional banking and financial services offered with a high level of personal attention. American Community Bancshares website is www.americancommunitybank.com. American Community Bancshares stock is traded on the NASDAQ Capital market under the symbol “ACBA”. For more information contact- Stephanie Helms, Shareholder Relations or Dan Ellis, CFO at (704) 225- 8444.

American Community Bancshares, Inc.

(Amounts in thousands except share and per share data)

(Unaudited)

Consolidated Balance Sheet

	March 31, 2008	December 31, 2007 (a)	September 30, 2007	June 30, 2007	March 31, 2007
Assets
Cash and due from banks	$16,126	$14,346	$15,684	$17,989	$17,977
Interest-earning deposits with banks	682	930	5,484	11,481	14,381
Investment securities	79,521	76,782	79,043	74,012	59,946

Loans	404,954	392,959	373,309	381,415	375,395
Allowance for loan losses	(6,095)	(5,740)	(5,374)	(5,543)	(5,472)

Net loans	398,859	387,219	367,935	375,872	369,923

Accrued interest receivable	2,398	2,640	2,922	2,615	2,751
Bank premises and equipment	8,605	8,694	8,746	8,927	9,046
Foreclosed real estate	—	—	25	25	25
Non-marketable equity securities at cost	2,814	2,119	2,119	2,119	1,819
Goodwill	9,838	9,838	9,838	9,838	9,838
Other assets	5,308	3,027	3,232	2,803	3,302

Total assets	$524,151	$505,595	$495,028	$505,681	$489,008

Liabilities and stockholders’ equity
Deposits
Non-interest bearing	$53,439	$54,459	$54,805	$58,453	$62,414
Interest bearing	357,701	345,335	342,574	349,013	333,576

Total deposits	411,140	399,794	397,379	407,466	395,990

Borrowings	55,709	49,504	43,533	40,984	34,934
Accrued expenses and other liabilities	1,807	2,273	1,649	1,272	1,797

Total liabilities	468,656	451,571	442,561	449,722	432,721

Total stockholders’ equity	55,495	54,024	52,467	55,959	56,287

Total liabilities and stockholders’ equity	$524,151	$505,595	$495,028	$505,681	$489,008

Ending shares outstanding	6,542,091	6,502,288	6,502,288	6,961,236	7,020,343
Book value per share	8.48	$8.31	$8.07	$8.04	$8.02

Average Balances:
Loans	$389,144	$379,191	$372,407	$373,741	$369,191
Earning assets	471,071	462,078	460,577	460,615	444,022
Total assets	513,398	499,430	501,961	496,220	487,791
Interest-bearing deposits	351,699	344,619	346,820	341,627	331,231
Stockholders’ equity	55,069	53,366	54,041	56,236	55,752

(a)	Derived from audited consolidated financial statements

American Community Bancshares, Inc.

Consolidated Income Statements

(Amounts in thousands except share and per share data)

(Unaudited)

Three months ended	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007
Total interest income	$8,188	$8,737	$9,070	$8,921	$8,698
Total interest expense	3,873	4,068	4,225	4,001	3,899

Net interest income	4,315	4,669	4,845	4,920	4,799

Provision for loan losses	425	471	156	231	183

Net interest income after provision for loan loss	3,890	4,198	4,689	4,689	4,616

Non-interest income
Service charges on deposit accounts	602	613	617	608	581
Mortgage banking operations	86	83	70	93	80
Realized gains on sale of securities	—	—	2	—	17
Gain/loss on derivatives	272	132	138	(67)	11
Other	59	73	134	88	118

Total non-interest income	1,019	901	961	722	807

Non-interest expense
Salaries and employee benefits	1,743	1,724	1,768	1,743	1,658
Occupancy and equipment	584	505	560	564	565
Other than temporary impairment	—	—	—	—	76
Other	1,044	1,132	1,121	1,175	1,103

Total non-interest expense	3,371	3,361	3,449	3,482	3,402

Income before income taxes	1,538	1,738	2,201	1,929	2,021
Provision for income taxes	547	626	801	707	735

Net income	$991	$1,112	$1,400	$1,222	$1,286

Net income per share
Basic	$0.15	$0.17	$0.21	$0.18	$0.18
Diluted	$0.15	$0.17	$0.21	$0.17	$0.18

Weighted average number of shares outstanding
Basic	6,513,526	6,502,288	6,635,709	6,978,724	7,008,971
Diluted	6,623,392	6,652,452	6,799,753	7,140,680	7,176,577

Return on average equity	7.24%	8.26%	10.28%	8.81%	9.36%
Return on average assets	0.78%	0.88%	1.11%	1.00%	1.05%

Net interest margin	3.76%	4.01%	4.22%	4.28%	4.38%
Efficiency ratio	63.20%	60.34%	59.40%	61.72%	60.68%

Allowance for loan losses to total loans	1.51%	1.46%	1.44%	1.45%	1.46%
Net charge-offs to avg loans (annualized)	0.07%	0.10%	0.35%	0.17%	0.37%
Nonperforming loans to total loans	0.60%	0.44%	0.37%	0.40%	0.41%
Nonperforming assets to total assets	0.47%	0.34%	0.29%	0.31%	0.32%